SECOND AMENDMENT TO CUSTODIAN AGREEMENT

          AMENDMENT made as of June 7, 2001 to that certain Custodian Agreement dated as of May 13,1999, as amended by a First Amendment made as of December 1, 2000, between American Express Trust Company ("Customer") and The Bank of New York ("Custodian") (such Custodian Agreement as previously amended hereinafter referred to as the "Custodian Agreement").

                                   WITNESSETH:

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, Customer and Custodian desire to amend the Custody Agreement to conform to the Rule;

         NOW, THEREFORE, Customer and Custodian hereby agree as follows:

         A.  The following new Article is hereby added to the Custody Agreement:

                              FOREIGN DEPOSITORIES

         1. As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified by Custodian to Customer from time to time, and their respective successors and nominees.

         2. Notwithstanding any other provision in this Agreement, Customer hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that Customer or the Account's investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

         3. With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibilities for the safekeeping of Customer's assets would exercise (i) to provide Customer or the Account's investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) To monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Consistent with such reasonable care, prudence and diligence, Customer acknowledges and agrees, first, that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, from trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks,
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 and, second, that information supplied by Custodian with respect to the status of an institution as a Foreign Depository or utilized by Custodian to conclude that an institution is a Foreign Depository shall be limited to information supplied by such institution without any independent verification. As used herein the term "Country Risks" shall mean with respect to any Foreign
 Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause (i) of this Section, (b) such country's prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

         B. Each party represents to the other that this Amendment has been duly executed.

         C. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

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




          IN WITNESS WHEREOF, Customer and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.


                                                      AMERICAN EXPRESS TRUST
                                                      COMPANY

                                                      By: /s/ Chan Patel
                                                          --------------
                                                              Chan Patel

                                                      Title:  Vice President

                                                      Tax Identification No:

                                                      THE BANK OF NEW YORK

                                                      By: /s/ Edward G. McGann
                                                          --------------------
                                                              Edward G. McGann

                                                      Title:  Vice President


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